Exhibit 10.1

AMERIGAS PROPANE, INC.
DESCRIPTION OF COMPENSATION ARRANGEMENT
FOR
ANTHONY ROSBACK

Effective March 23, 2015, Anthony Rosback will become Vice President and Chief Operating Officer of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. Mr. Rosback has an oral agreement with AmeriGas Propane, Inc. which includes the following:

Mr. Rosback:

1.	is entitled to an annual base salary of $360,000, effective March 23, 2015 (which will be prorated based on his commencement of employment with AmeriGas Propane, Inc. on March 23, 2015);

2.	will participate in AmeriGas Propane, Inc.’s annual bonus plan, with bonus payable based on the achievement of pre-approved financial and/or business performance objectives, which support business plans and strategic goals;

3.	will participate in AmeriGas Propane, Inc.’s long-term compensation plan, the 2010 Long-Term Incentive Plan, with annual awards as determined by the Compensation/Pension Committee, and UGI Corporation’s 2013 Omnibus Incentive Compensation Plan, with annual awards as determined by the UGI Corporation Compensation and Management Development Committee;

4.	will receive cash benefits upon termination of his employment without cause following a change in control of AmeriGas Propane, Inc., AmeriGas Partners, L.P. or UGI Corporation; and

5.	will participate in AmeriGas Propane, Inc.’s benefit plans, including the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan and the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan.